Exhibit 5.1

July 8, 2016

Interlink Electronics, Inc.

31248 Oak Crest Drive, Suite 110

Westlake Village, California

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Interlink Electronics, Inc., a Nevada corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), an aggregate of 1,551,561 shares of common stock of the Company (the “Shares”), issuable pursuant to the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the 2016 Plan, and following receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Respectfully submitted,

/s/ Stubbs Alderton & Markiles, LLP

STUBBS ALDERTON & MARKILES, LLP

15260 Ventura Boulevard, 20th Floor * Sherman Oaks, California 91403	1453 3rd Street Promenade, Suite 300 * Santa Monica, California 90401
office > 818.444.4500 * fax > 818.444.4520	office > 310.746.9800 * fax > 310.395.5292